Exhibit 99.1

NAUTILUS, INC. REPORTS FISCAL THIRD QUARTER RESULTS

Net Sales of $147M for Q3 Fiscal 2022 up 41% vs Q3 Fiscal 2020 and up 63% excluding Octane Brand

Shipped Record Number of Units for Q3 Fiscal 2022

JRNY® Total Members Reaches Nearly 250k with Increasing Connected-Fitness Engagement

Fiscal Year 2022 Nine-Months Net Sales up 2% versus Last Year and up 109% versus Fiscal Year 2020

VANCOUVER, WASHINGTON, February 9, 2022 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2022 third quarter and for the nine-months ended December 31, 2021.

Management Comments

“Our overall third quarter performance underscores the continued momentum of our multiyear strategy to transform Nautilus into the leading digitally enabled at-home fitness company. While we are still in the early innings of our digital transformation, engagement has outpaced our initial expectations and we expect JRNY® memberships to cross 300,000 by fiscal year-end. Our broad product portfolio of strength and cardio products and enhanced digital offering continues to resonate with consumers, highlighted by our record setting number of shipments during the third quarter,” said Jim Barr, Nautilus, Inc. Chief Executive Officer.

Mr. Barr continued, “I am confident that Nautilus is well positioned to succeed within the “new normal” of the at-home fitness industry that includes a more predictable baseline of consumer demand that is significantly above pre-pandemic levels. We have taken decisive action over the past two years to optimize our product portfolio and transform our cost base to enhance our operating flexibility. These operating initiatives, combined with the acceleration of our JRNY® platform, will ultimately enable us to capture the tremendous long-term market opportunity. Looking ahead, we will continue to prudently invest in marketing and software development capabilities to advance our digital transformation. Our YTD progress on North Star keeps us on track to deliver a sustainable operating margin target of 15% by fiscal year-end 2025, with margins expanding to high teens by fiscal year-end 2026.”

Total Company Results

Fiscal 2022 Third Quarter Ended December 31, 2021 Compared to December 31, 2020

•Net sales were $147.3 million, compared to $189.3 million, a decline of 22.2% versus last year, or down 21.7% excluding sales related to the Octane brand, which was sold in October 2020. Net sales are up 63%, or a 28% CAGR, when compared to the same period in 2019, excluding Octane. Lower demand of our cardio products was partially offset by strong sales of SelectTech® weights and benches compared to the same period in 2020.

•Gross profit was $29.9 million, compared to $77.9 million last year. Gross profit margins were 20.3% compared to 41.1% last year. The 20.8 ppt decrease in gross margins was primarily due to: increased product costs, logistics and discounting (-18 ppts) and increased investments in JRNY® (-3 ppts).

•Operating expenses were $49.2 million, an increase of $12.8 million, or 35.3%, compared to last year, primarily due to $11.0 million more in advertising and a $3.6 million increase in JRNY® investments. Total advertising expenses were $21.5 million versus $10.5 million last year.

•Operating loss was $19.3 million or negative 13.1% operating margin, compared to operating income of $41.5 million last year, primarily due to lower gross profit and higher operating expenses.

•Loss from continuing operations was $13.5 million, or $(0.43) per diluted share, compared to income of $29.3 million, or $0.90 per diluted share, last year.

•Net loss was $13.5 million, or $(0.43) per diluted share, compared to net income of $28.9 million, or $0.89 per diluted share, last year.

•The effective tax rate was 34.2% this year compared to 22.7% last year, primarily due to the impact of the lower income.

•The following statements exclude the impact of acquisition and other related costs for the three-months ended December 31, 2021.

◦Adjusted operating expenses were $48.6 million, or 33.0% of sales, compared to $36.4 million, or 19.2% of sales, last year. The increase was driven by advertising and JRNY® investments.

◦Adjusted operating loss was $18.7 million compared to last year’s income of $41.5 million, driven by lower gross profit and higher adjusted operating expenses.

◦Adjusted EBITDA loss from continuing operations was $14.8 million compared to income of $44.9 million last year.

Nine-Months Ended December 31, 2021 Compared to Nine-Months Ended December 31, 2020

•Net sales were $469.8 million up 2.4% compared to $458.8 million last year. Excluding sales related to the Octane brand, net sales were up 6.8% compared to last year and up 144%, or a 56% CAGR, when compared to nine-months ended December 31, 2019. The sales increase compared to the same period in 2020 was driven primarily by robust sales of our popular SelectTech® weights and benches.

•Gross profit was $127.5 million compared to $193.2 million last year. Gross profit margins were 27.1% compared to 42.1% last year. The 15 ppts decrease in gross margins was primarily due to: increased product costs, logistics and discounting (-13 ppts) and increased investments in JRNY® (-2 ppts).

•Operating expenses were $130.9 million, an increase of $16.0 million, or 14.0%, compared to $114.8 million last year, primarily due to $23.5 million more in advertising, increased JRNY® investments of $9.5 million, a legal settlement of $4.7 million and acquisition expenses of $1.7 million, partially offset by last year’s $20.7 million Octane Loss on Disposal Group. Total advertising expenses were $44.3 million compared to $20.9 million last year.

•Operating loss was $3.4 million compared to income of $78.4 million last year. The decrease was primarily due to lower gross profit and higher operating expenses, partially offset by the Octane Loss on Disposal Group.

•Net loss was $4.2 million compared to income of $57.7 million last year.

•The following statements exclude the impact of the legal settlement, acquisition and other related costs for the nine-months ended December 31, 2021 and loss on disposal group for the same period in 20201.

◦Adjusted operating expenses were $124.5 million, or 26.5% of sales, compared to $94.2 million, or 20.5% of sales, last year. The increase was driven by $23.5 million of advertising and JRNY® investments.

◦Adjusted operating income decreased to $2.9 million compared to last year’s $99.0 million, driven by lower gross margins and higher operating expenses.

◦Adjusted EBITDA from continuing operations was $13.5 million compared to $108.8 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” and “Loss on Disposal Group” for more information

JRNY® Update

•Nautilus, Inc. continues to enhance the JRNY® platform, creating differentiated connected-fitness experiences for their members.

•In the third quarter, the Company expanded the JRNY® enabled product line, adding the Bowflex® Max Total® 16 and Bowflex® SelectTech® 552 and 1090 dumbbells. The attachment of JRNY® to the Bowflex® SelectTech® modalities has been a significant growth driver of the JRNY® member base, which reached nearly 250k members as of December 31, 2021.

•The Company extended JRNY® to include whole body workouts, including FitOn and new strength videos on demand. This enables customers to track workouts across strength, cardio, and whole-body in their journal. Year-to-date, the Company has added more than 150 locations to their popular Explore the World™ experiences and continues to add new trainer-led videos to the platform.

•The Company began offering 12-month complimentary trials in late September, offering customers the opportunity to create lasting habits with the platform and provide feedback on their experience over a longer term.

•The Company also recently launched JRNY.com a new subscription management and billing platform, establishing a browser-based portal for customers to manage their membership and interact with JRNY®. The subscription platform provides critical customer engagement, including payment confirmation, payment refunds, subscription changes and cancellations, and trial ending and renewal reminders.

Segment Results

Fiscal 2022 Third Quarter Ended December 31, 2021 Compared to December 31, 2020

Direct Segment

•Direct segment sales were $60.7 million, compared to $82.2 million, a decline of 26.1% versus last year, and up 69%, or a 30% CAGR, compared to the same period in 2019. Net sales decrease was primarily driven by lower cardio sales and higher sales discounting.

•Cardio sales declined 32.8% versus last year and were up 20%, or a 9% CAGR, compared to the same period in 2019. Lower sales were primarily driven by lower bike demand. Strength product sales declined 14.1% versus last year and increased 305%, or a 101% CAGR, compared to the same period in 2019. Lower sales this quarter were primarily driven by lower sales of Bowflex® Home Gyms partially offset by increased sales of SelectTech® weights and benches.

•The Direct segment ended the quarter with $8.8 million of backlog as of December 31, 2021, the first quarter with meaningful backlog since March 31, 2021. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 29.8% versus 53.6% last year. The 23.8 ppt decrease in gross margin was primarily driven by: increased product costs, logistics and discounting (-20 ppts) and increased investments in JRNY® (-4 ppts). Gross profit was $18.1 million, down 58.8% versus last year.

•Segment contribution loss was $9.0 million, or 14.8% of sales, compared to income of $23.6 million, or 28.7% of sales last year. The decline was primarily driven by lower gross profit and increased investments in media and JRNY®. Advertising expenses were $16.1 million compared to $10.5 million last year.

Retail Segment

•Retail segment sales were $85.7 million, down by 19.4% versus last year. Excluding sales related to Octane, net sales were down 18.5% compared to last year and up 60%, or a 26% CAGR, compared to the same period in 2019. Retail segment sales outside the United States and Canada were down 22% versus last year. Excluding sales related to Octane, net sales outside the United States and Canada were down 20% and up 95%, or a 40% CAGR, compared to the same period in 2019. The decrease in sales is primarily driven by lower cardio sales and higher sales discounting, partially offset by strong sales of SelectTech® weights and benches.

•Cardio sales declined by 52.5% versus last year. Excluding sales of the Octane brand, cardio sales were down 51.7% compared to last year, and up 6%, or a 2% CAGR, compared to the same period in 2019. Lower sales this quarter were primarily driven by lower bike sales. Strength product sales grew by 72.8% versus last year, and were up 164%, or a 62% CAGR, compared to the same period in 2019, led by the popular SelectTech® weights and benches.

•As of December 31, 2021, the Retail segment's backlog totaled $44.2 million compared to $178.6 million as of March 31, 2021. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margins were 12.8% compared to 31.1% last year. The 18.3 ppt decrease in gross margin was primarily driven by: increased product costs, logistics and discounting (-17 ppts) and increased investments in JRNY® (-1 ppt). Gross profit was $11.0 million, a decrease of 67% versus last year.

•Segment contribution income was $3.3 million, or 3.8% of sales, compared to $25.3 million, or 23.8% of sales, last year. The decline was primarily driven by lower gross profit.

Comparison of Segment Results for the Nine-Month Period Ended December 31, 2021 to the Nine-Month Period Ended December 31, 2020

Direct Segment

•Net sales, for the nine-month period ended December 31, 2021, were $162.0 million, down 16.4% versus last year and up 122%, or a 49% CAGR, compared to the same period in 2019. Decreased sales this year were driven primarily by cardio products, which declined by 37.4% versus last year due to lower sales of bikes. Strength product sales grew 42.1% versus last year, driven by SelectTech® weights and benches.

•Gross profit margin, for the nine-month period ended December 31, 2021, was 34.9%, down from 55.0% last year. The 20.1 ppt decrease in gross profit margin was primarily driven by: increased product costs, logistics and discounting (-17 ppts) and increased investments in JRNY® (-3 ppts). Gross profit was $56.6 million, a decrease of 46.9% versus last year.

Retail Segment

•Net sales, for the nine-month period ended December 31, 2021, were $305.3 million, up 16.4% versus last year. Excluding sales related to Octane, net sales were up 25.5% versus last year, and up 159%, or a 61% CAGR compared to the same period in 2019. Retail segment sales outside the United States and Canada were up 22% versus last year. Excluding sales related to Octane, net sales outside the United States and Canada were up 33% versus last year and up 241%, or an 85% CAGR, compared to the same period in 2019.

•Cardio sales were down 6.6% versus last year, driven primarily by lower bike sales. Strength sales were up 88.8% versus last year, driven primarily by SelectTech® weights and up 205%, or a 75% CAGR, compared to the same period in 2019.

•Gross profit margin, for the nine-month period ended December 31, 2021, was 22.4%, down from 32.0% last year. The 9.6 ppt decrease in gross profit margin was primarily driven by increased product costs, logistics and discounting. Gross profit was $68.4 million, a decrease of 18.7% versus last year.

Balance Sheet and Other Key Highlights as of December 31, 2021:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $19.7 million, compared to cash, cash equivalents, restricted cash and available-for-sale securities of $113.2 million as of March 31, 2021. The decrease was primarily due to the strategic decision to increase on-hand inventory for the fitness season and the acquisition of VAY AG.

•Debt and other borrowings were $55.8 million compared to $13.3 million as of March 31, 2021.

•$54.9 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $54.4 million as of March 31, 2021.

•Inventory was $128.1 million, down from $162.7 million as of September 30, 2021 but up compared to $68.1 million as of March 31, 2021. The increase in inventory versus year-end is driven by the strategic decision to increase on-hand inventory levels ahead of the fitness season given continued disruption in global logistics. About 15% of inventory as of December 31, 2021 was in-transit.

•Trade receivables were $93.6 million, compared to $88.7 million as of March 31, 2021. The increase in trade receivables was due to the timing of customer payments.

•Trade payables were $61.9 million, compared to $98.9 million as of March 31, 2021. The decrease in trade payables was primarily due to the timing of payments for inventory.

•Capital expenditures totaled $9.1 million for the nine-months ended December 31, 2021.

Forward Looking Guidance

Second Half Fiscal 2022

•Given the effect of the COVID-19 pandemic on last year’s 2nd Half sales and to gauge growth and progress against more “normalized” results, the Company will be measuring this year’s sales versus the same period two years ago for the next few quarters. In addition, because fitness season straddles the last two quarters of the year, the Company believes it is prudent to consider results on a six-month basis from October 1, 2021 to March 31, 2022.

•The Company now expects total company net sales in the second half of Fiscal 2022 to be between $260 million and $280 million, an increase of 31% to 41% versus the same period in 2020. The decline versus previous guidance is driven by lower demand in International and increased promotional activity in the US and Canada in this fiscal year’s fitness season.

•The Company expects the impact of increased logistics, product costs, and discounting to decline operating margins by 15 to 16 percentage points, 3 to 4 percentage points worse than previous guidance. The change is primarily due to the more promotional environment as mentioned above.

•The Company expects investments in JRNY® and in Marketing to increase versus the same period last year. As a rate of sales compared to last year, overall investments in JRNY® will be 6 to 9 percentage points higher, and advertising spend will be 8 to 9 percentage points higher.

•As previously guided, for the second half of Fiscal 2022, the Company expects operating margin loss in the mid-teens.

•For the second half of Fiscal 2022, the Company expects adjusted EBITDA loss in the low-teens.

•The Company is reiterating full year capital expenditures to be between $12 million and $14 million with the majority earmarked for JRNY® investments.

•The Company expects the number of JRNY® members at year-end to cross 300,000 slightly above the mid-point of our previous guidance.

Longer term view, beyond Fiscal 2022

•The Company expects to return to positive adjusted EBITDA in fiscal year 2023 and are on track to achieve operating margins of 15% by FYE 2025, with margins expanding to high teens by FYE 2026.

Conference Call

Nautilus will discuss our fiscal 2022 third quarter ended December 31, 2021 operating results during a live conference call and webcast on Wednesday, February 9, 2022 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer, and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, February 9, 2022 through 8:59 p.m. PT, February 23, 2022. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13726569.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine-month periods ended December 31, 2021 and 2020 (unaudited and in thousands, except per share amounts):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2021	2020	2021	2020
Net sales	$147,258	$189,259	$469,810	$458,838
Cost of sales	117,342	111,388	342,336	265,633
Gross profit	29,916	77,871	127,474	193,205
Operating expenses:
Selling and marketing	32,395	21,998	75,634	53,651
General and administrative	11,456	10,364	39,355	28,520
Research and development	5,379	4,029	15,882	11,997
Loss on disposal group	—	—	—	20,668
Total operating expenses	49,230	36,391	130,871	114,836

Operating (loss) income	(19,314)	41,480	(3,397)	78,369
Other expense, net	(1,142)	(3,640)	(1,930)	(4,490)
(Loss) income from continuing operations before income taxes	(20,456)	37,840	(5,327)	73,879
Income tax (benefit) expense	(7,001)	8,588	(1,321)	15,644
(Loss) income from continuing operations	(13,455)	29,252	(4,006)	58,235
Loss from discontinued operations, net of income taxes	(44)	(316)	(211)	(571)
Net (loss) income	$(13,499)	$28,936	$(4,217)	$57,664

Basic (loss) income per share from continuing operations	$(0.43)	$0.97	$(0.13)	$1.94
Basic loss per share from discontinued operations	—	(0.01)	(0.01)	(0.02)
Basic net (loss) income per share	$(0.43)	$0.96	$(0.14)	$1.92

Diluted (loss) income per share from continuing operations	$(0.43)	$0.90	$(0.13)	$1.80
Diluted loss per share from discontinued operations	—	(0.01)	(0.01)	(0.02)
Diluted net (loss) income per share	$(0.43)	$0.89	$(0.14)	$1.78

Shares used in per share calculations:
Basic	31,199	30,284	30,955	30,077
Diluted	31,199	32,633	30,955	32,336

Select Metrics:
Gross margin	20.3%	41.1%	27.1%	42.1%
Selling and marketing % of net sales	22.0%	11.6%	16.1%	11.7%
General and administrative % of net sales	7.8%	5.5%	8.4%	6.2%
Research and development % of net sales	3.7%	2.1%	3.4%	2.6%
Operating (loss) income % of net sales	(13.1)%	21.9%	(0.7)%	17.1%

SEGMENT INFORMATION

The following tables present certain comparative information by segment and major product lines within each business segment for the three and nine-months ended December 31, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended December 31,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$35,558	$52,876	$(17,318)	(32.8)%
Strength products(2)	25,147	29,282	(4,135)	(14.1)%
Direct	60,705	82,158	(21,453)	(26.1)%

Retail net sales:
Cardio products(1)	37,199	78,255	(41,056)	(52.5)%
Strength products(2)	48,502	28,065	20,437	72.8%
Retail	85,701	106,320	(20,619)	(19.4)%

Royalty	852	781	71	9.1%
Consolidated net sales	$147,258	$189,259	$(42,001)	(22.2)%

Gross profit:
Direct	$18,108	$44,003	$(25,895)	(58.8)%
Retail	10,956	33,087	(22,131)	(66.9)%
Royalty	852	781	71	9.1%
Consolidated gross profit	$29,916	$77,871	$(47,955)	(61.6)%

Gross margin:
Direct	29.8%	53.6%	(2,380)	basis points
Retail	12.8%	31.1%	(1,830)	basis points

Contribution:
Direct	$(8,980)	$23,584	$(32,564)	(138.1)%
Retail	3,270	25,338	(22,068)	(87.1)%
Royalty	852	781	71	9.1%
Consolidated contribution	$(4,858)	$49,703	$(54,561)	(109.8)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(4,858)	$49,703	$(54,561)	(109.8)%
Amounts not directly related to segments:
Operating expenses	(14,456)	(8,223)	(6,233)	(75.8)%
Other expense, net	(1,142)	(3,640)	2,498	68.6%
Income tax benefit (expense)	7,001	(8,588)	15,589	181.5%
(Loss) income from continuing operations	$(13,455)	$29,252	$(42,707)	(146.0)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Nine-Months Ended December 31,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$89,394	$142,739	$(53,345)	(37.4)%
Strength products(2)	72,560	51,046	21,514	42.1%
Direct	161,954	193,785	(31,831)	(16.4)%

Retail net sales:
Cardio products(1)	185,971	199,190	(13,219)	(6.6)%
Strength products(2)	119,367	63,233	56,134	88.8%
Retail	305,338	262,423	42,915	16.4%

Royalty	2,518	2,630	(112)	(4.3)%
Consolidated net sales	$469,810	$458,838	$10,972	2.4%

Gross profit:
Direct	$56,598	$106,516	$(49,918)	(46.9)%
Retail	68,358	84,059	(15,701)	(18.7)%
Royalty	2,518	2,630	(112)	(4.3)%
Consolidated gross profit	$127,474	$193,205	$(65,731)	(34.0)%

Gross margin:
Direct	34.9%	55.0%	(2,010)	basis points
Retail	22.4%	32.0%	(960)	basis points

Contribution:
Direct	$(4,056)	$58,167	$(62,223)	(107.0)%
Retail	44,101	60,393	(16,292)	(27.0)%
Royalty	2,518	2,630	(112)	(4.3)%
Consolidated contribution	$42,563	$121,190	$(78,627)	(64.9)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$42,563	$121,190	$(78,627)	(64.9)%
Amounts not directly related to segments:
Operating expenses	(45,960)	(42,821)	(3,139)	(7.3)%
Other expense, net	(1,930)	(4,490)	2,560	57.0%
Income tax benefit (expense)	1,321	(15,644)	16,965	108.4%
(Loss) income from continuing operations	$(4,006)	$58,235	$(62,241)	(106.9)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of December 31, 2021 and March 31, 2021 (unaudited and in thousands):

	As of
	December 31, 2021	March 31, 2021
Assets

Cash and cash equivalents	$18,402	$38,441
Restricted cash	1,339	1,339
Available-for-sale securities	—	73,448
Trade receivables, net of allowances	93,611	88,657
Inventories	128,113	68,085
Prepaids and other current assets	10,981	25,840
Income taxes receivable	8,103	—
Total current assets	260,549	295,810
Property, plant and equipment, net	30,976	24,496
Operating lease right-of-use assets	24,534	19,108
Goodwill	24,510	—
Other intangible assets, net	9,319	9,365
Deferred income tax assets, non-current	4,554	2,144
Income taxes receivable, non-current	5,673	—
Other assets – restricted, non-current	3,887	—
Other assets	2,963	3,307
Total assets	$366,965	$354,230

Liabilities and Shareholders' Equity

Trade payables	$61,850	$98,878
Accrued liabilities	25,232	19,627
Operating lease liabilities, current portion	4,653	3,384
Finance lease liabilities, current portion	119	—
Warranty obligations, current portion	5,724	7,243
Income taxes payable, current portion	914	5,709
Debt payable, current portion, net of unamortized debt issuance costs	2,217	3,000
Total current liabilities	100,709	137,841
Operating lease liabilities, non-current	21,855	17,875
Finance lease liabilities, non-current	423	—
Warranty obligations, non-current	1,401	1,408
Income taxes payable, non-current	3,997	3,657
Other non-current liabilities	4,301	607
Debt payable, non-current, net of unamortized debt issuance costs	53,594	10,297
Shareholders' equity	180,685	182,545
Total liabilities and shareholders' equity	$366,965	$354,230

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis. Adjusted operating expenses and Adjusted operating (loss) income excludes the non-cash charges related to the disposal group held-for-sale of Octane Fitness®, legal settlements and acquisition and other related costs. We believe that the adjustment of these charges and any associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. We may periodically incur charges or receive payments in connection with litigation settlements. We exclude these charges and legal settlements from non-GAAP when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results. We exclude certain expense items resulting from acquisitions, such as legal, accounting and advisory fees, deferred compensation and retention expense. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to loss on disposal group, stock-based compensation expense, legal settlements, other expenses, net, and acquisition and other related costs. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. We exclude other expenses, net that are the result of factors and can vary significantly from one period to the next, we believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis. We believe that the adjustment of this charge, which is inconsistent in amount and frequency, supplements the EBITDA information with a measure that can be used to assess the sustainability of our operating performance.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and nine-month periods ended December 31, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2021	2020	2021	2020
Operating expenses	$49,230	$36,391	$130,871	$114,836
Loss on disposal group(1)	—	—	—	(20,668)
Legal settlement	—	—	(4,665)	—
Acquisition and other related costs	(648)	—	(1,678)	—
Adjusted operating expenses	$48,582	$36,391	$124,528	$94,168

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating (loss) income for the three and nine-month periods ended December 31, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2021	2020	2021	2020
Operating (loss) income	$(19,314)	$41,480	$(3,397)	$78,369
Loss on disposal group(1)	—	—	—	20,668
Legal settlement	—	—	4,665	—
Acquisition and other related costs	648	—	1,678	—
Adjusted operating (loss) income	$(18,666)	$41,480	$2,946	$99,037

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and nine-month periods ended December 31, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended December 31,		Nine-Months Ended December 31,
	2021	2020	2021	2020
(Loss) income from continuing operations	$(13,455)	$29,252	$(4,006)	$58,235
Other expense, net	1,142	3,640	1,930	4,490
Income tax (benefit) expense from continuing operations	(7,001)	8,588	(1,321)	15,644
Depreciation and amortization	2,008	2,146	5,987	6,638
Loss on disposal group(1)	—	—	—	20,668
Stock-based compensation expense	1,846	1,234	4,611	3,170
Legal settlement	—	—	4,665	—
Acquisition and other related costs	648	—	1,678	—
Adjusted (loss) earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(14,812)	$44,860	$13,544	$108,845

(1) Loss on disposal group
In accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group was structured as a sale of the subsidiary shares and we elected to classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.